Exhibit 99

HILLENBRAND INDUSTRIES REPORTS SECOND QUARTER REVENUES OF $500.7
MILLION AND EARNINGS FROM CONTINUING OPERATIONS OF $0.86 PER FULLY
DILUTED SHARE

The Company Lowers Previously Announced Earnings Guidance For The 2005 Fiscal Year Of $3.40 To $3.50 Per Fully Diluted Share
To $3.00 To $3.15 Per Fully Diluted Share, Excluding Special Charges.

BATESVILLE, Ind., May 9, 2005 – Hillenbrand Industries, Inc. (NYSE:HB) today announced unaudited financial results for its fiscal second quarter ended March 31, 2005 which included revenues of $500.7 million, a $29.1 million or 6.2 percent increase, from $471.6 million in the prior year comparable period. Consolidated net income from continuing operations was $53.6 million, or $0.86 per fully diluted share, compared to consolidated net income from continuing operations in the fiscal 2004 second quarter of $52.8 million, or $0.85 per fully diluted share.

Highlights

•	Share repurchase under previously announced 10b5-1 program totaled 539,200 shares in the quarter, plus an additional 192,800 shares repurchased in April.

•	Strong cash flow from operations of $75.9 million generated in the quarter.

•	Hill-Rom capital revenue up 11.8 percent from the fiscal 2004 second quarter.

•	Hill-Rom new products introduced in the past 12 months accounted for 24.5 percent of second quarter 2005 revenues.

•	Batesville Casket achieved solid results in the quarter, benefiting from the late flu season.

Frederick W. Rockwood, President and Chief Executive Officer, said, “We made solid progress in the quarter with customer acceptance of our new products and services within Hill-Rom’s capital sales and at Batesville Casket. However, it’s critical that we significantly improve Hillenbrand’s fixed and variable manufacturing costs, and operating expenses across the organization, at the same time realizing organic revenue growth. It’s for this reason we plan to immediately open discussions with Batesville’s union in Nashua, New Hampshire and Hill-Rom’s works council in Pluvigner, France. At Batesville Casket, discussions will focus on the company’s belief that the Nashua facility should be closed and production consolidated into Batesville’s Panola, Mississippi plant. We also plan to initiate discussions with Hill-Rom’s works council in France as a step designed to return Hill-Rom’s European business to acceptable profitability by the end of Hillenbrand’s 2006 fiscal year. Both actions may result in special charges.”

In commenting on Batesville Casket’s discussions, Ken Camp, CEO and President of Batesville Casket said, “Because our efforts at continuous improvement have enabled us to make more caskets each year at our more efficient Panola plant and because of increasing demand for veneer caskets, we believe it’s critical to consider consolidation of our solid wood casket production from Nashua, New Hampshire into our Panola, Mississippi plant — and any other viable alternatives. Our goal is to reduce our manufacturing costs to provide greater value to our customers and continue to provide increased shareholder value to Hillenbrand’s investors.”

Ernest Waaser, CEO and President of Hill-Rom, said, “The initiation of discussions with the works council at our Pluvigner, France facility is one of several steps designed to return our European operations to profitability and to establish it as a platform for future growth. These discussions should lead to a cooperative effort in the next several months to redefine and reconfigure our operations there and significantly improve our competitive position in Europe. As we progress with our discussions, we will provide updates on our progress.”

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Fred Rockwood, in commenting on the reasons for revised guidance said, “At a high level we will meet our revenue expectations and will run favorable on operating expenses. However, gross margins are under pressure across the enterprise, but especially in the rental business at Hill-Rom. Batesville Casket made solid sequential gross margin and volume progress this quarter, but we expect the third and fourth quarters to moderate to historic levels. Additionally, material cost challenges continue — causing margins to be under pressure. At Hill-Rom, the capital sales segment experienced excellent first half results and will still have a great year – up ten percent from the 2004 fiscal year. But, this increase will not be enough to fully offset lower core product demand and higher than anticipated costs in Hill-Rom’s rental segment. Also, the ARI product line acquired last year has experienced lower referrals and reimbursements than expected. In addition to these issues, anti-trust litigation expenses are estimated to significantly increase by approximately $16.0 million for the year. We will vigorously defend the anti-trust litigation brought against us. We are actively addressing our issues at hand, but full resolution will take some time.”

Hillenbrand’s revised guidance range of $3.00 to $3.15 per fully diluted share compares with fiscal 2004 year end earnings of $3.00 per diluted share, which included a $0.06 per share charge for a debt repurchase and a charge of $0.06 per share for Hill-Rom’s fiscal 2004 restructuring actions.

Consolidated Results – Highlights

Revenues

					Q2
	Q2 2005	Y/Y Change From	Q2 2005	Q2 2004	Adj./ Actual
($ In millions)	Actual	Foreign Exchange	Adjusted	Actual	% Change
Health Care sales	$197.0	$1.6	$195.4	$176.2	10.9%
Health Care rentals	121.8	0.4	121.4	118.9	2.1%
Batesville Casket	181.9	—	181.9	176.5	3.1%

Total	$500.7	$2.0	$498.7	$471.6	5.8%

Gross Profit decreased $3.4 million in the quarter to $236.1 million, from the prior year’s second quarter of $239.5 million. As a percentage of sales, consolidated gross profit margins of 47.2 percent decreased 360 basis points from 50.8 percent in the prior year period. The year-over-year decrease is attributable to acquired businesses that generally have lower gross margins, higher field service spending in Hill-Rom’s rental business, lower pricing at Hill-Rom, higher commodity costs at both Batesville Casket and Hill-Rom, and unfavorable product mix at Hill-Rom and to a lesser degree, at Batesville Casket. We expect these factors to continue for the remainder of the fiscal year.

Other Operating Expenses for the quarter totaled $150.8 million, an increase of $12.8 million from $138.0 million in the fiscal 2004 second quarter partially due to the newly acquired companies, which added operating expenses of approximately $2.0 million. Additionally, higher legal fees contributed $3.0 million to the increase. As a percentage of revenues, operating expenses were 30.1 percent in the 2005 period versus 29.3 percent last year.

Cash, Cash Equivalents and Short Term Investments increased $34.1 million to $214.3 million from $180.2 million at September 30, 2004.

Primary Working Capital (accounts receivable, plus inventory, less accounts payable) increased $12.0 million versus the prior fiscal year end, with a $10.8 million increase in accounts receivable and a $6.3 million decrease in accounts payable, offset by a $5.1 million decrease in inventory. Accounts receivable increased from higher sales volumes at Batesville Casket. Inventories decreased due to improved inventory management.

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Capital Expenditures in the quarter were $24.2 million, driven primarily by costs related to the replacement of therapy units in the rental fleet, the implementation of a company-wide enterprise management system, and other miscellaneous plant and equipment expenditures related to the introduction of new products.

Health Care – Highlights
Health Care Sales revenue increased $20.8 million, or 11.8 percent, to $197.0 million in the fiscal second quarter of 2005 compared to $176.2 million in the second quarter of 2004. Excluding the benefit from the effects of foreign exchange, health care sales revenues increased 10.9 percent. Gross profit increased $4.6 million to $89.5 million from $84.9 million in the fiscal second quarter of 2004. As a percentage of sales, gross profit was 45.4 percent in the 2005 fiscal second quarter compared to 48.2 percent in the same period of 2004 due to lower pricing, higher commodity costs, and a downward shift in product mix.

Health Care Rental revenue increased $2.9 million to $121.8 million from $118.9 million, due to higher volumes from acquisitions. Gross profit decreased $6.3 million to $48.2 million in the second quarter of 2005, compared to $54.5 million in the prior year period. As a percentage of sales, gross profit was 39.6 percent in the quarter, down from 45.8 percent in the second quarter of 2004 due to higher field service spending, lower pricing, and the lower margin rates of the acquired Mediq® product lines.

Funeral Services – Highlights
Funeral Services revenue of $181.9 million increased $5.4 million from the $176.5 million reported in the prior year comparable period. Gross profit decreased $1.7 million to $98.4 million in the quarter from $100.1 million in the comparable prior year period, attributable to significantly increased material costs of $3.2 million for steel, other metals and wood, an overall slightly unfavorable product mix shift, and increased fixed manufacturing costs associated with expanding manufacturing capabilities at a facility in Mexico.

Non-GAAP Financial Disclosures
While Hillenbrand reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts.

For a more complete review of Hillenbrand’s second quarter results, please refer to its Quarterly Report on Form 10-Q for the quarter-ended March 31, 2005 that should be filed with the Securities and Exchange Commission (SEC) before Tuesday, May 10th.

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Guidance Summary For 2005
Hillenbrand Industries provides the following guidance for all investors and encourages all current and potential investors to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are from continuing operations before any other special items.

					Corporate
			Batesville		and Other
	Hill-Rom		Casket		Expense		Consolidated

Outlook for 2005

($ in millions, except EPS)	Low	High	Low	High	Low	High	Low	High

Net Revenues
Health Care sales	$801	$818	$—	$—	$—	$—	$801	$818
Health Care rentals	480	488	—	—	—	—	480	488
Funeral Services sales	—	—	657	662	—	—	657	662

Total revenues	1,281	1,306	657	662	—	—	1,938	1,968
Gross Margin	43.3%	43.8%	53.7%	53.9%			46.9%	47.2%

Other Operating Expenses	(403)	(406)	(168)	(170)	(43)	(44)	(614)	(620)
Other Income (Expense)	—	—	—	—	2	2	2	2

Income Before Taxes from Continuing Operations	152	166	185	187	(41)	(42)	296	311

Tax Rate								37%

Earnings per share from Continuing Operations							3.00	3.15
Average shares outstanding — diluted								62.2

Capital expenditures and intangibles		110		20		5		135
Depreciation and amortization		95		20		10		125

Conference Call
The company will sponsor a conference call for the investing public at 9:00 a.m. EDT, 8:00 a.m. CDT on Monday, May 9, 2005. In the call, management will discuss the results for the fiscal second quarter ended March 31, 2005, along with expectations for the remainder of 2005. The call is available at http://www.placeware.com/cc/vcc/join?id=w9680254&role=attend&pw=P4SR6M or www.hillenbrand.com during the call and will be archived through May 23, 2005 for those who are unable to listen to the live Web cast. The call can be accessed by dialing (800) 289-0572 (International callers 913 981-5543). Both are to use confirmation code 9680254 at the above time. A replay of the call is also available through May 23, 2005 at (888)-203-1112 (719-457-0820 International). The code 9680254 is needed to access the replay.

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About Hillenbrand Industries Inc.
Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for two major wholly owned businesses serving the health care and funeral services industries. Hill-Rom Company is a manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes.

Disclosure Regarding Forward-Looking Statements:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to product liability or other claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2004. The Company assumes no obligation to update or revise any forward-looking statements.

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Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions)

Condensed Statement of Earnings	2Q05	1Q05	4Q04	3Q04	2Q04
Net revenues
Health Care sales	$197.0	$195.9	$208.3	$187.1	$176.2
Health Care rentals	121.8	119.7	118.9	121.3	118.9
Funeral Services sales	181.9	159.2	146.9	153.1	176.5

Total revenues	500.7	474.8	474.1	461.5	471.6
Cost of revenue
Health Care cost of sales	107.5	107.5	105.7	99.1	91.3
Health Care rental expenses	73.6	72.3	71.6	69.9	64.4
Funeral Services cost of sales	83.5	74.7	69.6	70.5	76.4

Total cost of revenue	264.6	254.5	246.9	239.5	232.1
Gross profit
Health Care	89.5	88.4	102.6	88.0	84.9
Health Care rentals	48.2	47.4	47.3	51.4	54.5
Funeral Services	98.4	84.5	77.3	82.6	100.1

Total gross profit	236.1	220.3	227.2	222.0	239.5
As a percentage of sales	47.2%	46.4%	47.9%	48.1%	50.8%

Operating expense	150.8	153.9	152.7	145.0	138.0
As a percentage of sales	30.1%	32.4%	32.2%	31.3%	29.3%

Unusual charges, net	0.1	—	(6.9)	1.4	—
Other income/expense	(0.3)	2.7	1.0	(5.1)	(5.1)
Income taxes	31.5	25.6	22.6	28.6	43.6

Income from continuing operations	53.6	43.5	46.0	44.7	52.8

Income (loss) from discontinued operations	0.4	0.1	15.9	(5.7)	(100.7)

Net income (loss)	54.0	43.6	61.9	39.0	(47.9)

Diluted earnings per share:
Earnings per share from continuing operations	$0.86	$0.69	$0.72	$0.71	$0.85
Earnings per share	$0.87	$0.70	$0.99	$0.62	$(0.76)

Average common shares outstanding — diluted (thousands)	62,389	62,689	62,546	62,637	62,776

Dividends per common share	0.28	0.28	0.27	0.27	0.27

Cash Flows from Operations
Cash flow from operations	$75.9	$77.7	$87.3	$128.3	$154.5
Capital expenditures	(24.2)	(29.9)	(44.8)	(27.5)	(32.3)

Cash flow from operations less capital expenditures	$51.7	$47.8	$42.5	$100.8	$122.2

Trailing twelve month cash flow from ops. less capex.	$242.8	$313.3	$224.1	NA	NA

Cash, cash equivalents and short term investments	$214.3	$208.4	$180.2	$69.7	$95.8

Shares Repurchased	539.2	—	—	475.2	—
Capital Expenditures
Hill-Rom	20.9	28.3	40.0	19.2	22.9
Batesville Casket	2.3	1.5	4.2	5.0	5.9
Corporate	1.0	0.1	0.6	2.1	2.1
FFS	—	—	—	1.2	1.4

Depreciation & Amortization
Hill-Rom	22.3	23.6	25.7	22.8	18.9
Batesville Casket	4.4	4.4	4.9	4.7	4.7
Corporate	1.5	1.6	1.4	2.6	0.7
FFS	—	—	—	0.7	0.8